Exhibit 99-1

For Immediate Release	Contact:	Joe Russo
475-6710

ALLIANCE FINANCIAL CORPORATION APPOINTS

JOHN M. ENDRIES TO ITS BOARD OF DIRECTORS

SYRACUSE, NY, September 30, 2005 – The Alliance Financial Corporation (NASDAQ:ALNC) Board of Directors has appointed John M. Endries to its board. He will serve on the board’s Audit and Compliance Committee and as a member of subsidiary Alliance Bank, N.A.’s Directors’ Loan Committee.

Endries, who since 2002 has been President of Endries Wealth Management, LLC and prior to that was with the securities firm of Tucker Anthony, Incorporated, was President of Niagara Mohawk Power Corporation from 1988 to 1995. Before joining the Upstate utility in 1973, he was with the accounting firm of Price Waterhouse in New York City and in Syracuse.

“We are indeed fortunate to have a business leader of Jack Endries’s stature joining our board,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “His substantial background in finance as well as his depth of business and prior corporate board experience will serve us well and add to the strength of our board.”

A graduate of the University of Notre Dame, Endries has served on corporate and non-profit boards. He is a resident of Manlius, NY.

Alliance Financial Corporation is a Syracuse, NY-headquartered bank holding company, whose principal subsidiary is Alliance Bank, N.A., a nearly $1 billion-asset commercial bank with 20 branches serving Cortland, Madison, Oneida and Onondaga Counties in Central New York.

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